Exhibit 99.1

VAALCO ENERGY, INC. ANNOUNCES

FIRST QUARTER 2017 RESULTS

REPORTS $0.07 EARNINGS PER SHARE, HIGHEST SINCE SECOND QUARTER 2014

HOUSTON – MAY 8, 2017 – VAALCO Energy, Inc. (NYSE: EGY) today reported operational and financial results for the first quarter 2017.

First Quarter 2017 and recent key items:

•

Reported income from continuing operations of $4.4 million or $0.07 earnings per share for the first quarter of 2017, compared with a loss from continuing operations of $15.4 million or a loss of $0.26 per share in the same period in 2016

•	Generated operating income of $8.1 million in the first quarter of 2017 and Adjusted EBITDAX of $10.4 million
•	Produced an average of 4,622 barrels of oil per day (BOPD) in the first quarter of 2017, above the high end of the guidance range of 4,500 to 4,600 BOPD
•	Successfully completed workovers on the South Tchibala 2H and Avouma 2H wells
•	Reported first quarter 2017 production expense of $20.44 per barrel of oil, excluding workovers, at the low end of the guidance range of $20.00 to $23.00 per barrel.

For the first quarter of 2017, VAALCO reported income from continuing operations of $4.4 million, or $0.07 per diluted share. In the same period in 2016, the Company reported a loss from continuing operations of $15.4 million, or a loss of $0.26 per diluted share. The average realized price for crude oil in the first quarter of 2017 was $51.99 per barrel, up 92% from $27.07 per barrel in the first quarter of 2016.  Adjusted EBITDAX totaled $10.4 million in the first quarter of 2017 compared with a loss of $10.7 million in the same period of 2016.

Adjusted EBITDAX is a Non-GAAP financial measure and is described and reconciled to net income (loss) in the attached table under “Non-GAAP Financial Measures.”

Cary Bounds, VAALCO’s Chief Executive Officer commented: “We continue to enhance value by delivering solid production results and minimizing costs. We successfully completed two well interventions utilizing a cost effective hydraulic workover unit versus the traditional method of mobilizing a more expensive drilling rig. VAALCO produced 4,622 BOPD of net production which, coupled with improved pricing, allowed us to grow operating income and Adjusted EBITDAX significantly versus the fourth quarter 2016. Our focus in 2017 is to maximize margins through operational excellence and continue to execute on our corporate strategy while evaluating opportunistic transactions.”

Bounds continued, “Financially, in the first quarter we reported earnings per share of $0.07, our highest earnings per share since the second quarter of 2014. Operationally, we delivered production above the high end of our guidance range and costs at the low end of the guidance range. We continue our evaluation of development opportunities on our offshore Gabon asset, and we are seeking similar growth opportunities in West Africa, where we can leverage our strong operational and technical expertise. We look to carry the positive momentum from the first quarter results forward into 2017.”

Additional IFC Funding

On March 14, 2017, VAALCO borrowed $4.2 million of additional funds under its Supplemental Agreement with the International Finance Corporation (IFC) which was executed June 29, 2016. The borrowed funds will provide added financial flexibility and facilitate execution of VAALCO’s corporate strategy. The additional borrowings will be repaid in five quarterly principal installments commencing June 30, 2017, together with interest which will accrue at LIBOR plus 5.75%.

At March 31, 2017, debt, net of deferred financing costs, totaled $15.0 million, of which $8.3 million was classified as current, reflecting the repayment terms of the new loan agreement with the IFC.

Sale of U.S. Properties

On October 17, 2016, the Company signed a letter of intent to sell its entire acreage interests in the East Poplar Unit in Montana for $250,000 and the assumption of asset retirement obligations.  The transaction closed on April 3, 2017.

Gabon and Equatorial Guinea

In the first quarter of 2017, production increased 26% from 3,682 BOPD in the fourth quarter of 2016 to 4,622 BOPD. The Company was able to maintain and optimize production for the quarter following the successful workover operations that brought the South Tchibala 2-H and the Avouma 2-H wells back on production.

VAALCO continues to examine alternative, lower cost development options for discoveries in the Mutamba Iroru permit onshore Gabon, and in Block P offshore Equatorial Guinea. These discoveries present unique development opportunities that will be re-evaluated as prices continue to recover.

Discontinued Operations - Angola

The loss from discontinued operations in the first quarter of 2017 totaled $0.2 million, or $0.00 loss per diluted share. The small loss from these discontinued operations for this quarter related to ongoing administrative costs.  In the first quarter of 2016, there was income from discontinued operations of $7.8 million, or $0.13 per diluted share which includes $7.6 million of bad debt recovery and $3.2 million of collected default interest partially offset by the associated tax expense of $3.0 million.

2017 First Quarter Financial Results

Total oil and natural gas sales for the first quarter of 2017 were $21.3 million, compared to $11.0 million for the same period in 2016. During the first quarter of 2017, VAALCO sold approximately 394,000 net barrels of oil at an average price of $51.99 per barrel, compared to 381,000 net barrels at an average price of $27.07 per barrel in the first quarter of 2016. First quarter 2017 revenue was positively impacted by the increase in realized pricing and by increased sales volumes compared to the first quarter of 2016.

Costs and Expenses

Total production expense, excluding workovers, was $8.1 million, or $20.44 per BOE of sales, for the first quarter of 2017, compared to $7.0 million, or $18.03 per BOE of sales, for the first quarter of 2016. The first quarter of 2017 included additional customs fees of $0.5 million.

Depreciation, depletion and amortization (DD&A) expense was $1.9 million, or $4.74 per BOE of sales in the three months ended March 31, 2017 compared to $2.2 million, or $5.81 per BOE in the comparable period in 2016.

General and administrative (G&A) expense for the three months ended March 31, 2017 was $3.1 million, or $7.94 per BOE, as compared to $2.2 million, or $5.82 per BOE in the three months ended March 31, 2016. While the Company has taken significant steps to reduce overall G&A costs over the past 18 months, with decreases realized in personnel costs, incentive compensation, services and various other cost categories, the reduced drilling activity limits the amount of overhead that VAALCO can recover from its partners. General and administrative expense includes $0.2 million and $0.4 million of non-cash compensation expense for the quarters ended March 31, 2017 and March 31, 2016.

Income tax expense for the first quarter of 2017 was $3.2 million compared to $1.7 million for the same period in 2016.  The increase in tax compared to the same period a year ago is primarily attributable to higher revenues from the Company’s operations in Gabon.

Hedging

In order to limit VAALCO’s commodity price risk, in 2016 the Company purchased crude oil puts for part of its 2017 volume. As of March 31, 2017, VAALCO had unexpired crude oil put contracts covering 540,000 barrels of anticipated sales volumes for the period from April 2017 through December 31, 2017 at a weighted average price of $49.63. The Company recorded a non-cash mark-to-market charge of $0.2 million related to the puts during the first quarter of 2017 which was included in other, net in the Condensed Consolidated Statements of Operations. The Company has not entered into additional derivative contracts since March 31, 2017.

Capital Investments/Balance Sheet

During the three months ended March 31, 2017, the Company did not undertake any new capital projects. The capital expenditures on a cash basis were $0.8 million primarily for equipment and enhancements.

At the end of the first quarter, VAALCO had an unrestricted cash balance of $24.2 million.  This does not include an additional $0.8 million in restricted cash (related primarily to deposits in Gabon) classified as current assets or the additional $0.9 million of restricted cash classified as long term.

Conference Call

As previously announced, the Company will hold a conference call to discuss its first quarter financial and operating results tomorrow, Tuesday, May 9, 2017, at 8:00 a.m. Central Time (9:00 a.m. Eastern Time). Interested parties may participate by dialing (844) 841-1668.  International parties may dial (661) 378-9859.  The confirmation code is 16558969.  This call will also be webcast on VAALCO’s website at www.vaalco.com.

An audio replay will be available beginning approximately two hours after the end of the call and be available through May 16, 2017 by dialing (855) 859-2056.  International parties may dial (404) 537-3406. The confirmation code is 16558969.

Forward Looking Statements

This document includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements, other than statements of historical facts, included in this document that address activities, events, plans, expectations, objectives or developments that VAALCO expects, believes or anticipates will or may occur in the future are forward-looking statements.  These statements may include amounts due in connection with the Company’s withdrawal from Angola, expected sources of future capital funding and future liquidity, future operating losses, future changes in oil and natural gas prices, future strategic alternatives, capital expenditures, future drilling plans, prospect evaluations, negotiations with governments and third parties including with the government of the Republic of Gabon in connection with a revised production sharing contract, expectations regarding processing facilities, reserve growth, and other issues related to our exit from Angola.  These statements are based on assumptions made by VAALCO based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances.  Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond VAALCO's control.  These risks include, but are not limited to, oil and gas price volatility, inflation, general economic conditions, the Company's success in discovering, developing and producing reserves, decisions by our current lender or future lenders, the risks associated with liquidity, the risk that our negotiations with the governments of the Republic of Gabon and the Republic of Angola will be unsuccessful, lack of availability of goods, services and capital, environmental risks, drilling risks, foreign regulatory and operational risks, and regulatory changes.  These and other risks are further described in VAALCO's annual report on Form 10-K for the year ended December 31, 2016 and quarterly report on Form 10-Q for the quarter ended March 31, 2017, which will be filed shortly, and other reports filed with the SEC which can be reviewed at http://www.sec.gov, or which can be received by contacting VAALCO at 9800 Richmond Avenue, Suite 700, Houston, Texas 77042, (713) 623-0801.  Investors are cautioned that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.

VAALCO disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

About VAALCO

VAALCO Energy, Inc. is a Houston, Texas based independent energy company principally engaged in the acquisition, exploration, development and production of crude oil. VAALCO’s strategy is to increase reserves and production through the development and exploitation of international oil and natural gas properties. The Company's properties and exploration acreage are located primarily in Gabon and Equatorial Guinea in West Africa.

Investor Contact

Phil Patman    713-623-0801

VAALCO ENERGY, INC AND SUBSIDIARIES

Condensed Consolidated Balance Sheets (Unaudited)

(in thousands, except share and per share amounts)

	March 31,	December 31,
	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$24,245	$20,474
Restricted cash	755	741
Receivables:
Trade	6,496	6,751
Accounts with partners, net of allowance	3	3,297
Other, net of allowance	81	120
Crude oil inventory	1,037	913
Materials and supplies	102	84
Prepayments and other	3,362	3,956
Current assets - discontinued operations	2,415	2,139
Total current assets	38,496	38,475
Property and equipment - successful efforts method:
Wells, platforms and other production facilities	389,302	389,231
Undeveloped acreage	10,000	10,000
Equipment and other	10,003	9,779
	409,305	409,010
Accumulated depreciation, depletion and amortization	(382,622)	(380,991)
Net property and equipment	26,683	28,019
Other noncurrent assets:
Restricted cash	918	918
Value added tax and other receivable, net of allowance	5,390	5,110
Abandonment funding	8,510	8,510
Total assets	$79,997	$81,032
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$9,745	$19,096
Accrued liabilities and other	8,962	10,506
Current portion of long-term debt	8,333	7,500
Accounts with partners	4,805	-
Current liabilities - discontinued operations	18,320	18,452
Total current liabilities	50,165	55,554
Asset retirement obligations	18,851	18,612
Other long term liabilities	284	284
Long-term debt, excluding current portion	6,621	6,940
Total liabilities	75,921	81,390
Commitments and contingencies
Shareholders’ equity (deficit):
Preferred stock, none issued, 500,000 shares authorized, $25 par value	-	-
Common stock, 66,146,890 and 66,109,565 shares issued, $0.10 par value, 100,000,000 shares authorized	6,614	6,611
Additional paid-in capital	70,440	70,268
Less treasury stock, 7,555,095 shares at cost	(37,933)	(37,933)
Retained deficit	(35,045)	(39,304)
Total shareholders' equity (deficit)	4,076	(358)
Total liabilities and shareholders' equity (deficit)	$79,997	$81,032

VAALCO ENERGY, INC AND SUBSIDIARIES

Consolidated Statements of Operations

(Unaudited)

(in thousands, except per share amounts)

	Three Months Ended
	March 31, 2017	March 31, 2016	December 31, 2016
Revenues:
Oil and gas sales	$21,266	$10,976	$15,326
Operating costs and expenses:
Production expense	7,946	11,253	11,830
Exploration expense	-	-	1
Depreciation, depletion and amortization	1,869	2,238	1,139
General and administrative expense	3,127	2,247	1,722
Other operating expense	-	8,881	(1,106)
General and administrative related to shareholder matters	15	(453)	18
Bad debt expense (recovery) and other	98	343	645
Total operating costs and expenses	13,055	24,509	14,249
Other operating income (loss), net	(63)	18	(258)
Operating income (loss)	8,148	(13,515)	819
Other income (expense):
Interest income (expense), net	(403)	(488)	(328)
Other, net	(116)	258	(1,482)
Total other income (expense)	(519)	(230)	(1,810)
Income (loss) from continuing operations before income taxes	7,629	(13,745)	(991)
Income tax expense	3,194	1,685	2,364
Income (loss) from continuing operations	4,435	(15,430)	(3,355)
Income (loss) from discontinued operations, net of tax	(176)	7,806	(286)
Net income (loss)	$4,259	$(7,624)	$(3,641)

Basic net income (loss) per share
Income (loss) from continuing operations	$0.07	$(0.26)	$(0.06)
Income (loss) from discontinued operations	(0.00)	0.13	(0.00)
Net income (loss)	$0.07	$(0.13)	$(0.06)
Basic weighted average shares outstanding	58,567	58,513	58,554
Diluted net income (loss) per share
Income (loss) from continuing operations	$0.07	$(0.26)	$(0.06)
Income (loss) from discontinued operations	(0.00)	0.13	(0.00)
Net income (loss)	$0.07	$(0.13)	$(0.06)
Basic weighted average shares outstanding	58,580	58,513	58,554

VAALCO ENERGY, INC AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(Unaudited)

(in thousands)

	Three Months Ended
	March 31, 2017	March 31, 2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$4,259	$(7,624)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Loss (income) from discontinued operations	176	(7,806)
Depreciation, depletion and amortization	1,869	2,238
Other amortization	97	103
Unrealized foreign exchange loss	(128)	(728)
Stock-based compensation	154	420
Commodity derivatives loss	180	-
Bad debt provision	98	343
Other operating (income) loss, net	63	(18)
Change in operating assets and liabilities:
Trade receivables	255	(70)
Accounts with partners	8,099	(2,742)
Other receivables	40	(91)
Crude oil inventory	(124)	(281)
Materials and supplies	(18)	20
Value added tax and other receivable	(317)	(690)
Prepayments and other	554	(337)
Accounts payable	(9,066)	(2,641)
Accrued liabilities and other	(1,509)	1,769
Net cash provided by (used in) continuing operating activities	4,682	(18,135)
Net cash provided by (used in) discontinued operating activities	(584)	17,955
Net cash provided by (used in) operating activities	4,098	(180)
CASH FLOWS FROM INVESTING ACTIVITIES:
(Increase) decrease in restricted cash	(14)	252
Property and equipment expenditures	(768)	(1,483)
Net cash used in continuing investing activities	(782)	(1,231)
Net cash provided by discontinued investing activities	-	210
Net cash used in investing activities	(782)	(1,021)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the issuances of common stock	38	-
Borrowings	4,167	-
Debt repayment	(3,750)	-
Net cash provided by continuing financing activities	455	-
Net cash provided by discontinued financing activities	-	-
Net cash provided by financing activities	455	-
NET CHANGE IN CASH AND CASH EQUIVALENTS	3,771	(1,201)
CASH AND CASH EQUIVALENTS --
BEGINNING OF PERIOD	20,474	25,357
END OF PERIOD	$24,245	$24,156

VAALCO ENERGY, INC AND SUBSIDIARIES

Selected Financial and Operating Statistics

(Unaudited)

	Three Months Ended
	March 31, 2017	March 31, 2016	December 31, 2016
NET SALES DATA:
Oil (MBbls)	394	381	326
Natural Gas (MMcf)	-	32	25
Oil equivalents (MBOE)	394	386	330
Average daily sales volumes (BOE/day)	4,378	4,242	3,587
NET PRODUCTION DATA
Oil (MBbls)	416	405	335
Natural Gas (MMcf)	-	32	25
Oil equivalents (MBOE)	416	411	339
Average daily production volumes (BOE/day)	4,622	4,516	3,682
AVERAGE SALES PRICES:
Oil ($/Bbl)	$51.99	$27.07	$41.88
Natural Gas ($/Mcf)	0.00	1.57	2.35
Weighted average price ($/BOE)	51.99	27.05	41.76
COSTS AND EXPENSES (PER BOE OF SALES):
Production expense	$20.17	$29.15	$35.85
Production expense, excluding workovers*	20.44	18.03	25.60
Depreciation, depletion and amortization	4.74	5.81	3.45
General and administrative expense**	7.94	5.82	5.22
Property and equipment expenditures, cash basis	$768	$1,483	$(1,764)

*Workover costs excluded from the three months ended March 31, 2017, March 31, 2016 and December 31, 2016 are ($0.1) million, $4.3 million and $3.4 million.

**General and administrative expenses include $0.39, $1.09 and $0.22 per BOE of non-cash stock-based compensation expense in the three months ended March 31, 2017, March 31, 2016 and December 31, 2016.

NON-GAAP FINANCIAL MEASURES

Adjusted EBITDAX is a supplemental non-GAAP financial measure used by VAALCO’s management and by external users of the Company’s financial statements, such as industry analysts, lenders, rating agencies, investors and others who follow the industry as an indicator of the Company’s ability to internally fund exploration and development activities and to service or incur additional debt. Adjusted EBITDAX is a non-GAAP financial measure and as used herein represents net income before discontinued operations, interest income (expense) net, income tax expense, depletion, depreciation and amortization, impairment of proved properties, exploration expense, non-cash and other items including stock compensation expense and commodity derivative loss.

Adjusted EBITDAX has significant limitations, including that it does not reflect the Company’s cash requirements for capital expenditures, contractual commitments, working capital or debt service. Adjusted EBITDAX should not be considered as a substitute for net income (loss), operating income (loss), cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDAX excludes some, but not all, items that affect net income (loss) and operating income (loss) and these measures may vary among other companies. Therefore, the Company’s Adjusted EBITDAX may not be comparable to similarly titled measures used by other companies.

The table below reconciles the most directly comparable GAAP financial measures to Adjusted EBITDAX.

VAALCO ENERGY, INC AND SUBSIDIARIES

Reconciliations of Non-GAAP Measures

(Unaudited)

(in thousands)

Reconciliation of Net income (loss) to Adjusted
EBITDAX	Three Months Ended
	March 31, 2017	March 31, 2016	December 31, 2016
Net income (loss)	$4,259	$(7,624)	(3,641)
Add back:
Impact of discontinued operations	176	(7,806)	286
Interest (income) expense, net	403	488	328
Income tax expense	3,194	1,685	2,364
Depreciation, depletion and amortization	1,869	2,238	1,139
Exploration expense	-	-	1
Non-cash or unusual items:
Stock-based compensation	154	420	72
Shareholder matters	15	(453)	18
Commodity derivative loss	180	-	939
Equipment write-offs	63	-	-
Bad debt expense	98	343	645

Adjusted EBITDAX	$10,411	$(10,709)	$2,151